Exhibit 99.1

Noodles & Company Elects Jeffrey W. Jones to Board of Directors

BROOMFIELD, CO - October 2, 2013 - Noodles & Company (NASDAQ: NDLS) today announced the election of Jeffrey W. Jones as an independent member to its board of directors. Mr. Jones was also appointed to chair the Audit Committee.

Mr. Jones, the former Chief Financial Officer for Vail Resorts, Inc., is currently a member of the US Bank Advisory Board as well as an Executive in Residence at the Leeds School of Business, University of Colorado at Boulder. Prior to joining Vail Resorts, Jones held CFO positions with Clark Retail Enterprises and Lids Corporation.

“We welcome Jeff to the Noodles & Company board and are pleased to have him join us,” said Kevin Reddy, Chairman and Chief Executive Officer, Noodles & Company. “He brings 29 years of valuable financial experience as a leader in the hospitality, retail and real estate industries as well as significant experience as both a management member and independent member of public company boards.”

About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world. Known as Your World Kitchen, Noodles & Company’s globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the sweet and spicy Japanese Pan Noodles, zesty Pesto Cavatappi and creamy Wisconsin Mac & Cheese.

Contacts:
Investor Relations
investorrelations@noodles.com

Media
Erin Murphy
(720) 214-1900
press@noodles.com

Source: Noodles & Company